Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-230679 on Form N-2 of our report dated December 20, 2019 relating to the financial statements and financial highlights of 1WS Credit Income Fund (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the period March 4, 2019 (commencement of operations) to October 31, 2019 and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 26, 2020